Exhibit 99.2

Company Contact:	Anthony DiPippa
Executive Vice President and
Chief Financial Officer
Cache Inc.
(212) 575-3200

Investor Relations:	Allison Malkin/Rachel Schacter
ICR, Inc.
(203) 682-8225/(646) 277-1243

CACHE ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

New York, New York — May 28, 2014 — Cache, Inc. (“Cache”) (NASDAQ: CACH), a specialty chain of women’s apparel stores, announced today that it priced an underwritten public offering of 8,000,000 shares of common stock at a price to the public of $1.75 per share. Additionally, Cache has granted the underwriter an option for 30 days to purchase up to 1,200,000 additional shares of common stock. Cache plans to use the approximately $13.0 million in net proceeds for working capital and general corporate purposes. The offering is expected to close on June 2, 2014, subject to the satisfaction of customary closing conditions.

In connection with the offering, B. Riley & Co., LLC is acting as the sole underwriter.  The offering of these securities will be made only by means of a prospectus and related prospectus supplement, copies of which can be obtained, when available, from B. Riley & Co., LLC, 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

A shelf registration statement relating to the shares of common stock to be issued in this offering has been filed with the Securities and Exchange Commission (the “SEC”) and is effective. A prospectus supplement related to the offering will be filed with the SEC and available on the SEC’s website located at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of apparel and accessories. Cache offers a boutique shopping experience for stylish and fashion-conscious women with a product line consisting of elegant evening wear, event and day dresses, casual sportswear and accessories, primarily sold under the

Cache brand- everything to meet the events and lifestyle needs in a woman’s life. Cache currently operates 239 stores, primarily situated in central locations in high traffic, upscale malls in 41 states, the Virgin Islands and Puerto Rico.

Forward-Looking Statements and Other Information

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, our ability to successfully implement our business strategy and to integrate new members of management, industry trends, merchandise and fashion trends, competition, seasonality, changes in general economic conditions and consumer spending patterns, factors specific to our Company and merchandise, such as demand for our merchandise and markdowns. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. There can be no assurance that Cache, Inc. will complete the offering of shares of common stock, or as to the actual size or terms of the offering.  Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.